DECISION

MATTER:	GRUPO IUSACELL, S.A. DE C.V.

TYPE OF JUDGMENT:	CONCURSO MERCANTIL.

OFFICE OR COURT:	SEVENTH DISTRICT COURT FOR CIVIL MATTERS IN THE FEDERAL DISTRICT.

OFFICE OF COURT CLERK:	“SOLE”

FILE:	107/2006-I.

ISSUE:	MAIN.

PLEADING (ours):                                In pleading dated 5/14/2007, ENRIQUE GUTIERREZ FLORES, in his capacity as authorized agent of the company, requests that it be declared that the judgment dated 3/30/2007 has already become final and enforceable.

PLEADING (third party):                    In pleading dated 5/14-15/2007, with record number 7571, ENRIQUE ESTRELLA MENÉNDEZ, in his capacity as mediator, requests that it be declared that the judgment dated 3/30/2007 has become final and enforceable.

DATE OF DECISION:	MAY 16, 2007.
DATE OF PUBLICATION:	MAY 17, 2007.
DATE IN WHICH IT TAKES EFFECT:	MAY 18, 2007.

Decision: Mexico City, Federal District, May 16, 2007.

Let the certification of the preceding calculation be considered made, for the appropriate legal effects.

Moreover, let the pleading submitted by the authorized agent of the company be added to the record and, in view of the preceding certification, and as that certification indicates that the nine-day deadline established by Article 50 of the Mexican Business Reorganization Act for filing the appeal has passed, and to date no such appeal has been brought against the judgment dated March 30 of the current year, therefore it is declared that said judgment has become final and enforceable.

Finally, let the pleading of Enrique Menéndez Estrella be added to the case record, and let the petitioner be told to abide by what is decided in the preceding paragraph. – Let notice be served.

 (TWO ILLEGIBLE SIGNATURES).

EJEG * Agreements * 2007-05-16. AC2.IUSACELL